Exhibit 10.74

SETTLEMENT AND AMENDMENT AGREEMENT

THIS SETTLEMENT AND AMENDMENT AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2017 (the “Effective Date”), by and between Cognate BioServices, Inc., a Delaware corporation (“Cognate”) and Northwest Biotherapeutics, Inc., a Delaware corporation (“NWBio” and together with Cognate, the “Parties”).

RECITALS

WHEREAS, pursuant to the existing DCVax®-L and DCVax®-Direct services contracts between NWBio and Cognate (the “Service Contracts”), NWBio owes or will owe Cognate at least Twenty Five Million, Eight Hundred Forty Three Thousand, Five Hundred and Twenty Four Dollars ($25,843,524) for DCVax programs in 2017 (the “2017 Obligations”);

WHEREAS, the Parties agree to a temporary amendment of the Service Contracts as provided in Section 1.1(c) hereof, under which the amounts due from NWBio to Cognate under the Contracts are reduced to Twelve Million, Three Hundred Twenty-Two Thousand, Six Hundred Sixty Four ($12,322,664) for DCVax programs in North America in 2017;

WHEREAS, to date, NWBio has paid Cognate Two Million, Eight Hundred and Two Thousand, Five Hundred Dollars ($2,802,500) for DCVax programs in 2017; and

WHEREAS, on the terms and subject to the conditions set forth herein, (i) NWBio desires to pay and satisfy the 2017 Obligations through an overall settlement comprised partly of cash payments, partly of issuance of preferred stock and warrants, and partly of the 2017 Contract Amendments, and (ii) Cognate is willing to accept such settlement of the 2017 Obligations.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals which are incorporated into and form an integral part of this Agreement, and the mutual promises, representations, warranties, and covenants set forth herein, and for good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge the Parties hereby agree as follows:

ARTICLE 1

THE TRANSACTION

1.1 Settlement of the 2017 Obligations

The overall settlement of the 2017 Obligations shall be comprised of cash payments as provided in Section 1.1(a), issuance of stock and warrants as provided in Section 1.1(b) and the 2017 Contract Amendments as provided in Section 1.1(c) (collectively, the “Settlement”).

(a)           Cash Payment. As of the Effective Date of this Agreement, NWBio already has paid Two Million, Eight Hundred and Two Thousand, Five Hundred Dollars ($2,802,500) to Cognate in cash (the “Cash Payments”). NWBio will pay the remainder of Four Million, Five Hundred and Twenty Thousand, One Hundred Sixty Four Dollars ($4,520,164) of the 2017 Obligations to Cognate to complete the Cash Payments.

(b)           Issuance of Stock and Warrants. NWBio will satisfy Five Million Dollars ($5,000,000) of the 2017 Obligations through issuance of NWBio Series A convertible preferred stock (the “Series A Preferred Shares”) and warrants (the “Warrants”) exercisable for common stock (the “Common Shares”) to Cognate or its designee(s) on the same terms as unrelated investors are purchasing Series A Preferred Shares and Warrants (the “Preferred Stock Financing”), as set forth in the Summary of the Preferred Stock Financing Terms attached hereto as Exhibit A, the Certificate of Designations attached hereto as Exhibit B (the “Certificate”) and the form of Warrant (including cashless exercise) attached hereto as Exhibit C.

(c)           2017 Contract Amendments. The Service Contracts are hereby amended to cancel and eliminate charges in excess of Twelve Million, Three Hundred Twenty-Two Thousand, Six Hundred Sixty Four ($12,322,664) for DCVax programs in North America in 2017 (the “2017 Contract Amendments”). Pursuant to these 2017 Contract Amendments, the remaining Thirteen Million, Five Hundred Twenty Thousand, Eight Hundred Sixty Dollars ($13,520,860) of 2017 Obligations in excess of the Cash Payments and the Series A Preferred Shares and Warrants, which would have been owed by NWBio to Cognate for 2017 under the Service Contracts in the absence of the 2017 Contract Amendments, are hereby cancelled and deemed satisfied.

(d)           No Other Amendments. Except as specifically amended by the 2017 Contract Amendments, the terms and conditions of the Services Contracts remain in full force and effect for DCVax programs in North America.

1.2 Fees, Costs and Expenses.

NWBio will pay or reimburse to Cognate all reasonable out-of-pocket costs and expenses incurred by or on behalf of Cognate (including reasonable attorneys’ fees and collection costs), as incurred, in connection with this Agreement, the issuance and receipt of the Preferred Shares, the Warrants and the Common Shares, and the payment and collection of the Cash Payments.

ARTICLE 2

CLOSING DATES; DELIVERY OF PREFERRED SHARES AND WARRANTS;

COMPLETION OF CASH PAYMENTS AND 2017 CONTRACT AMENDMENTS

2.1 Initial Closing Date; Issuance of Shares and Warrants

The closing of the partial satisfaction of 2017 Obligations through issuance of Series A Preferred Shares and Warrants will take place as promptly as practicable following the closing of the Preferred Stock Financing (the “Initial Closing Date”). On the Initial Closing Date, NWBio will issue and deliver the Preferred Shares and the Warrants to Cognate or its designee(s).

2.2 Final Closing Date; Cash Payments and 2017 Contract Amendment

NWBio will use commercially reasonable efforts to complete the Cash Payments as promptly as practicable following the Initial Closing Date. Within ten (10) business days after NWBio has completed the Cash Payments, Cognate will undertake such corporate actions as may be necessary to implement or confirm the 2017 Contract Amendments, and deliver written confirmation of such 2017 Contract Amendments to NWBio. The date upon which such 2017 Contract Amendments are confirmed will be the final closing date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 NWBio Representations and Warranties.

NWBio hereby represents and warrants to Cognate that as of the date hereof and as of the Closing Date:

(a)           NWBio is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to (i) own, operate and occupy its properties and to carry on its business as presently conducted and (ii) enter into this Agreement and the other agreements, instruments and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby. NWBio is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

(b)           All necessary corporate proceedings and approvals relating to this Agreement and the transactions contemplated hereunder have been duly carried out and completed by NWBio. Upon execution, this Agreement will constitute a valid and legally binding obligation of NWBio, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)           Upon issuance hereunder, each Preferred Share and/or Common Share and Common Warrant will be duly authorized, validly issued, fully paid and non-assessable.

3.2 Cognate Representations and Warranties

Cognate hereby represents and warrants to NWBio that as of the date hereof and as of the Closing Date:

(a)           Cognate is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to (i) own, operate and occupy its properties and to carry on its business as presently conducted and (ii) enter into this Agreement and the other agreements, instruments and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby. Cognate is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

(b)           All necessary corporate proceedings and approvals relating to this Agreement and the transactions contemplated hereunder have been duly carried out and completed by Cognate. Upon execution, this Agreement will constitute a valid and legally binding obligation of Cognate, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)           The Preferred Shares are being acquired by Cognate for investment for Cognate’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof except in compliance with applicable securities laws, and Cognate has no present intention of selling, granting any participation in or otherwise distributing the same except in compliance with applicable federal and state securities laws.

(d)           Cognate is an “accredited investor” within the meaning of the criteria set forth in Regulation D promulgated under the Securities Act of 1933.

(e)           Cognate is an experienced investor in securities of companies in the development stage, can bear the economic risk of its investment, including a total loss, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Preferred Shares.

ARTICLE 4

MISCELLANEOUS

4.1 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles or provisions relating to conflicts of law. The Parties hereby agree that any legal action, suit or proceeding arising out of or relating to this Agreement will be brought in federal or state court located in the State of Delaware.

4.2 Entire Agreement; Amendments. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject thereof. Except as otherwise expressly provided herein, neither this Agreement nor any term hereof or thereof may be amended, waived, discharged or terminated, except by a written instrument signed by both NWBio and Cognate.

4.3 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing, will be effective upon delivery, and may be delivered (a) personally; (b) by email during normal business hours with confirmation of delivery, provided that a copy is mailed on the next business day by overnight delivery with a nationally recognized overnight delivery service; or (c) by overnight delivery with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications will be in the case of Cognate:

Cognate BioServices, Inc.
7513 Connelley Drive, Suite I
Hanover, MD 21076

and in the case of NWBio:

Northwest Biotherapeutics
4800 Montgomery Lane
Suite 800

Bethesda, MD 20814

or at such other address as the receiving party will have furnished to the sending party in writing.

4.4 Survival. Any right or privilege provided to either Party under this Agreement and all representations and warranties given by the Parties in this Agreement will survive the delivery of the Preferred Shares under this Agreement until the two year anniversary of the date that the number of Common Shares sufficient to permit conversion of all of the Preferred Shares becomes available.

4.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof will be binding upon, and inure to the benefit of, the respective successors, assigns, heirs, executors and administrators of the Parties hereto. Cognate may transfer or assign all or any portion of its rights under this Agreement to any person or entity, subject to compliance with applicable securities laws.

4.6 No Waiver. Failure of a Party to exercise any right or remedy under this Agreement or otherwise, or delay by a Party in exercising such right or remedy, shall not operate or be construed as a waiver thereof. All such rights and remedies shall remain in full force and effect. Failure of the Parties to implement any transaction contemplated hereunder, or delay by the Parties in implementing any transaction contemplated hereunder, shall not operate or be construed as a waiver thereof.

4.7 Interpretations. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons or entity or entities may require. All references to “$” or dollars herein will be construed to refer to United States dollars. All references to “including” will be construed to mean “including, without limitation.” The titles of the Sections and subsections of this Agreement are for convenience or reference only and are not to be considered in construing this Agreement. The language and provisions of this Agreement are the language and provisions chosen mutually by the Parties hereto, and no doctrine of construction shall be applied for or against any Party.

4.8 Severability. In case any provision of this Agreement is determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby, and new provision(s) will be developed and implemented to achieve as nearly as permitted the substance of the original provision(s).

4.9 Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered will constitute a complete and original instrument but all of which together will constitute one and the same agreement, and it will not be necessary when making proof of this Agreement or any counterpart thereof to account for any counterpart other than the counterpart of the party against whom enforcement is sought.

4.10 WAIVER OF JURY TRIAL. COGNATE AND NWBIO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT AND SECURITIES ISSUED OR ISSUABLE HEREUNDER OR THEREUNDER, AND ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING ON ANY BASIS.

4.11 No Consequential Damages. Notwithstanding anything to the contrary, in no event shall any party have any liability for any indirect or consequential damages or losses, on any basis.

4.12 Construction. The Parties to this Agreement are experienced in sophisticated and complex matters similar to the transactions contemplated by this Agreement, and this Agreement will be interpreted and construed in a fair and impartial manner without regard to such factors as which Party prepared the instrument, the relative bargaining powers of the Parties or the domicile of any Party, but shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of both Parties to this Agreement.

4.13 Further Assurances. At any time and from time to time, the Parties will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as necessary or advisable to enable the Parties to obtain the full benefits of this Agreement or to exercise any or all rights, remedies and powers pursuant to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this SETTLEMENT AGREEMENT as of the date set forth in the first paragraph hereof.

NORTHWEST BIOTHERAPEIJTICS, INC.

By:	/s/ Leslie J. Goldman
Name:	Leslie J. Goldman
Title:	Senior Vice President

COGNATE BIOSERVICS, INC.

By:	/s/ J. Kelly Ganjei
Name:	J. Kelly Ganjei
Title:	Chief Executive Officer

EXHIBIT A

SUMMARY OF PREFERRED STOCK FINANCING TERMS

Price per share: $1.70

Conversion Ratio: Each share of Series A Preferred Stock convertible into 10 Common Shares

Warrant Coverage: 100%

Warrant Exercise Price: $0.22

Warrant Exercise Period: 2 years